                                                                     EXHIBIT 4.8



                            DATED 14TH DECEMBER, 2000




                       CHARTERED SILICON PARTNERS PTE LTD
                                   AS BORROWER



                        AGILENT TECHNOLOGIES EUROPE B.V.
                    CHARTERED SEMICONDUCTOR MANUFACTURING LTD
                             EDB INVESTMENTS PTE LTD
                                 AS SHAREHOLDERS



                                     - AND -



                      ABN AMRO BANK N.V., SINGAPORE BRANCH
                               AS SECURITY TRUSTEE







                 -----------------------------------------------


                            SHAREHOLDERS UNDERTAKING


                 -----------------------------------------------








                                ALLEN & GLEDHILL,
                           36, ROBINSON ROAD, #18-01,
                                   CITY HOUSE,
                                SINGAPORE 068877.

                                 C O N T E N T S


CLAUSE          HEADING                                       PAGE
------          -------                                       ----
   1.           INTERPRETATION                                  2

   2.           UNDERTAKINGS BY SHAREHOLDERS                    4

   3.           DECLARATION OF TRUST                            6

   4.           SUBORDINATION                                   6

   5.           AGREEMENT BY BORROWER AND SHAREHOLDERS          7

   6.           REPRESENTATIONS AND WARRANTIES                  8

   7.           UNDERTAKINGS                                   10

   8.           PAYMENTS                                       12

   9.           NATURE OF RIGHTS AND OBLIGATIONS               14

  10.           EXPENSES                                       15

  11.           BENEFIT OF AGREEMENT                           15

  12.           WAIVERS                                        17

  13.           COMMUNICATIONS                                 17

  14.           PARTIAL INVALIDITY                             17

  15.           GOVERNING LAW AND JURISDICTION                 17

          T H I S  A G R E E M E N T  is made on 14th December, 2000
B E T W E E N:-

(1)       CHARTERED SILICON PARTNERS PTE LTD  (the "Borrower");

(2) AGILENT TECHNOLOGIES EUROPE B.V. ("ATE"), CHARTERED SEMICONDUCTOR MANUFACTURING LTD ("CSM") and EDB INVESTMENTS PTE LTD ("EDBI"); and

(3) ABN AMRO BANK N.V., SINGAPORE BRANCH, in its capacity as security trustee for itself and the Secured Parties defined below (in such capacity, the "Security Trustee").

          W H E R E A S:-

(A) By a Credit Agreement (the "Credit Agreement") dated 28th September, 2000 made between (1) the Borrower, as borrower, (2) ABN AMRO Bank N.V., Singapore Branch, Citibank, N.A., Singapore, Overseas Union Bank Limited, The Sumitomo Bank, Limited, Danske Bank A/S, Industrial And Commercial Bank Of China, Singapore Branch, and Commerzbank Aktiengesellschaft, Singapore Branch, as lead arrangers, (3) The Bank of Tokyo-Mitsubishi, Ltd., Singapore Branch, The Sanwa Bank Limited, Singapore Branch, The Industrial Bank of Japan, Limited, Singapore Branch, The Norinchukin Bank, Singapore Branch, and Credit Lyonnais, Singapore Branch, as arrangers, (4) The HongKong and Shanghai Banking Corporation Limited, as co-arranger, (5) Bayerische Landesbank Girozentrale, Singapore Branch, as lead manager, (6) Westdeutsche Landesbank Girozentrale, Singapore Branch, as manager, (7) the Guarantor Banks named therein, as guarantor banks, (8) the Lending Banks named therein, as lending banks, (9) ABN AMRO Bank N.V., Singapore Branch, as agent, and (10) the Security Trustee, as security trustee, (a) the Guarantor Banks agreed to grant a S$240,000,000 guarantee facility or a US$140,000,000 term loan facility to the Borrower and
(b) the Lending Banks agreed to grant a US$680,000,000 term loan facility to the Borrower, upon the terms and subject to the conditions of the Credit Agreement.

(B) (1) CSM is the legal and beneficial owner of 51 per cent. of the issued shares in the capital of the Borrower.

     (2) EDBI is the legal and beneficial owner of 19 per cent. of the issued shares in the capital of the Borrower.

     (3) ATI is the legal and beneficial owner of 100 per cent. of the issued shares in the capital of Agilent Technologies World Trade, Inc. ("ATWT") and ATWT is the legal and beneficial owner of 100 per cent. of the issued shares in the capital of ATE and ATE is the legal and beneficial owner of 30 per cent. of the issued shares in the capital of the Borrower.

(C) The Borrower may not make its request for the making of an Advance (as defined in the Credit Agreement) or for the issuance of the EDB Guarantee (as defined in the Credit Agreement) unless and until, inter alia, the Security Trustee has received this Agreement, duly executed by the Borrower and each of the Shareholders defined below.

(D) Each of the Shareholders (as defined below) (after giving due consideration to the terms and conditions of the Credit Agreement and satisfying itself that there are reasonable grounds for believing that the entry into by it of this Agreement will benefit it) has agreed to enter into this Agreement and give the undertakings provided in this Agreement in consideration of the Guarantor Banks making available to the Borrower the guarantee and term loan facility referred to in Recital (A) above and the Lending Banks making available to the Borrower the term loan facility referred to in Recital (A) above.

          I T  I S  A G R E E D  as follows:-

1.        INTERPRETATION

(A) Definitions: In this Agreement, except to the extent that the context requires otherwise:-

          "ATI Entities" means ATI and any corporation which is at least 99 per cent. owned (whether directly or indirectly) by ATI and "ATI Entity" means any one of them;

          "Discharge Date" means the date on which the Senior Indebtedness has been discharged in full and on which the Borrower and the Shareholders cease to be under any liability to the Security Trustee and the Secured Parties under or in connection with the Financing Documents;

          "Equity Commitment Percentage" means:-

          (1)  in relation to CSM, 51/100;

          (2)  in relation to EDBI, 19/100; and

          (3)  in relation to ATE, 30/100;

          "Excluded Transaction" means any genuine and good faith commercial transaction entered into between the Borrower and any one or more of the Shareholders which is not primarily financial in nature and is contemplated under the Joint Venture Agreement;

          "Joint Venture Agreement" has the meaning ascribed to it in Clause 1(A) of the Credit Agreement;

          "Scheduled Completion Date" means 31st December, 2001;

          "Secured Parties" means all parties for the time being to the Credit Agreement other than the Borrower (and includes their respective successors and assigns);

          "Security Trustee" includes its successors in title and assigns and any company with which it may amalgamate and all other persons for the time being the security trustee for itself and the Secured Parties under this Agreement;

          "Senior Indebtedness" means all sums (whether principal, interest, fee or otherwise) which are or at any time may be or become due from or owing by the Borrower to the Security Trustee and/or the Secured Parties (or any of them), whether actually or contingently, under or in connection with, or which the Borrower has covenanted to pay or discharge under or pursuant to, any of the Financing Documents (which, for the avoidance of doubt, excludes the Phase 1 Financing Documents (as defined in the Trust Deed));

          "Shareholder Funding" means:-

          (1) subscription moneys paid by any Shareholder for shares in the Borrower for which that Shareholder has subscribed (and which have not been returned to that Shareholder); or

          (2) loans made by any Shareholder to the Borrower which are subordinated to the Senior Indebtedness in accordance with this Agreement;

          "Shareholders" means ATE, CSM and EDBI (and includes their respective successors and permitted assignees and transferees);

          "Subordinated Indebtedness" means all sums made or to be made available by the Shareholders (or any of them) to the Borrower under or in connection with this Agreement (including, without limitation, under Clause 2);

          "Termination Date" means, in relation to a Shareholder, the earlier of
          (1) the date on which that Shareholder has fulfilled all its obligations under Clause 2(A) and (2) the date on which all Shareholder Funding provided by it, if any, in accordance with this Agreement has been converted into shares in the capital of the Borrower;

          "Threshold Production Date" means the date on which the Plant achieves a production rate of an aggregate of 9,000 wafer starts per month;

          "Threshold Production Percentage" means:-

          (1)  in relation to CSM, 70/100; and

          (2)  in relation to ATE, 30/100;

          "Trust Deed" means the trust deed dated 28th September, 2000 made between (1) the Borrower and (2) the Security Trustee, being the Trust Deed referred to in the Credit Agreement; and

          "Total Indebtedness" means, at any particular time, all sums (whether principal, interest, fee or otherwise) which are then due from or owing by the Borrower to the Security Trustee and the Secured Parties, whether actually or contingently, under or in connection with, any of the Financing Documents (which, for the avoidance of doubt, excludes the Phase 1 Financing Documents (as defined in the Trust Deed)) to which the Borrower is a party.

(B) Construction: All terms and references used in this Agreement and which are defined or construed in the Credit Agreement but are not defined or construed in this Agreement shall have the same meaning and construction in this Agreement. The provisions of Clause 1(C) of the Credit Agreement shall apply to this Agreement as though they are set out in full in this Agreement (mutatis mutandis) except that references to the Credit Agreement are to be construed as references to this Agreement. All references in this Agreement to a Financing Document include that Financing Document as amended, modified or supplemented from time to time and any document which amends, modifies or supplements that Financing Document.

(C) Miscellaneous: The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. References to "Clauses" are to be construed as references to the clauses of this Agreement. Any reference to a sub-Clause or a paragraph is to a sub-Clause or paragraph of the Clause in which such reference appears.

2.        UNDERTAKINGS BY SHAREHOLDERS

(A) (1) Shareholders Support: In consideration of the Guarantor Banks agreeing, at the request of the Shareholders, to make available to the Borrower the guarantee and term loan facility referred to in Recital (A) above and the Lending Banks agreeing, at the request of the Shareholders, to make available to the Borrower the term loan facility referred to in Recital (A) above and/or the Secured Parties (or any of them) acting under or in connection with the Credit Agreement:-

          (a) Equity Support: each Shareholder shall (without demand by the Borrower, the Security Trustee or any Secured Party) severally provide Shareholder Funding to the Borrower by not later than 31st March, 2001 an amount equal to its Equity Commitment Percentage of S$720,000,000 (taking into account all Shareholder Funding which have been provided by the Shareholders on or before the date of this Agreement); and

          (b) DSCR: if, on any Calculation Date, there is a breach by the Borrower of its obligations under Clause 16(A)(15)(a) or Clause 16(A)(15)(b) of the Credit Agreement, each Shareholder shall (without demand by the Borrower, the Security Trustee or any Secured Party) severally provide Shareholder Funding to the Borrower on that Calculation Date in an amount equal to its Equity Commitment Percentage of the lower of (i) the amount (as determined by the Security Trustee) to enable the Borrower to meet any shortfall in its ability to meet all payments referred to in component "B" of the definition of DSCR falling due during the next succeeding Calculation Period commencing on that Calculation Date and (ii) the amount of S$720,000,000 less the aggregate amount of Shareholder Funding immediately prior to the provision of Shareholder Funding by that Shareholder on that Calculation Date.

     (2) Completion Guarantee: In consideration of the Guarantor Banks agreeing, at the request of CSM and ATE, to make available to the Borrower the guarantee and term loan facility referred to in Recital (A) above and the Lending Banks agreeing, at the request of CSM and ATE, to make available to the Borrower the term loan facility referred to in Recital (A) above and/or the Secured Parties (or any of them) acting under or in connection with the Credit Agreement:-

          (a) subject to sub-paragraph (b) below, (i) each of CSM and ATE agrees to procure that the Borrower will not abandon the Project and to procure that the Threshold Production Date is achieved by not later than the Scheduled Completion Date and (ii) (and without prejudice to the provisions of sub-paragraph (i) above) each of CSM and ATE agrees to take all steps necessary to ensure that the Threshold Production Date is achieved by not later than the Scheduled Completion Date; and

          (b) any payment obligation of each of CSM and ATE arising under sub-paragraph (a) above shall be limited to its Threshold Production Percentage of the total amount payable by CSM and ATE provided always that the maximum aggregate liability of CSM and ATE at any time under this paragraph (2) shall not exceed the Total Indebtedness at that time.

(B) Termination: (1) The Shareholders' obligations under sub-Clause (A)(1)(a) above shall terminate on the date falling on the earlier of
(a) the date on which the Shareholders have provided their respective Equity Commitment Percentages of the Shareholder Funding in an aggregate amount of S$720,000,000 in accordance with the provisions of this Agreement and (b) the date on which the Senior Indebtedness has been discharged in full and no amount remains to be lent to or remains payable by the Borrower under the Financing Documents.

     (2) The Shareholders' obligations under sub-Clause (A)(1)(b) above shall terminate on the date on which the Senior Indebtedness has been discharged in full and no amount remains to be lent to or remains payable by the Borrower under the Financing Documents.

     (3) Each of CSM's and ATE's obligations under sub-Clause (A)(2) above shall terminate on the date falling on the earlier of (a) the date on which the Threshold Production Date has been reached and (b) the date on which the Senior Indebtedness has been discharged in full and no amount remains to be lent to or remains payable by the Borrower under the Financing Documents.

(C) Obligations Unconditional: The obligations of the Shareholders under this Clause are unconditional and absolute, irrespective of (1) (in the case of CSM and ATE only) any event, however fundamental, outside the control of the Borrower, CSM or ATE or any other person preventing the Borrower from achieving the Threshold Production Date by the Scheduled Completion Date, (2) any winding-up of the Borrower, (3) any Event of Default or action taken by the Security Trustee or any Secured Party under the Financing Documents or any enforcement of any security constituted by any Financing Document, (4) whether the Project or the business of the Borrower is being carried on by any receiver, judicial manager or other person and (5) any other circumstances whatsoever.

(D) Subscription Procedures: (1) The Borrower and each Shareholder shall do all such things as may be necessary on their part for the provision of Shareholder Funding required pursuant to this Agreement.

     (2) If for any reason whatsoever (including, without limitation, the winding-up of the Borrower or failure of the Borrower to issue shares or to accept payment), a Shareholder does not or cannot provide Shareholder Funding, that Shareholder will nevertheless, at such times as are specified in this Clause, pay to the Borrower the amount it would otherwise have been obliged to pay by way of Shareholder Funding, which shall be deemed to discharge its obligation to provide that Shareholder Funding.

     (3) If a Shareholder makes a payment under paragraph (2), the Borrower will be liable (on the same terms and conditions) to that Shareholder for the amount of the payment as if it had constituted Shareholder Funding by way of subscription moneys for shares or subordinated loans (as appropriate).

(E) Subordinated Loans: If the Shareholders' obligations under this Clause are fulfilled by means of loans to the Borrower (whether from any of or all the Shareholders or from some other party), each of the Borrower and the Shareholders agrees that such loans shall:-

          (1)  be unsecured;

          (2) not be subject to any payment of interest until after the Discharge Date (although interest may accrue on it prior to the Discharge Date); and

          (3) be subordinated to the Senior Indebtedness in the manner set out in this Agreement.

3.        DECLARATION OF TRUST

          The Shareholders each acknowledges that the Security Trustee holds the benefit of this Agreement as agent and trustee for the Secured Parties.

4.        SUBORDINATION

(A) Subordination: The Shareholders and the Borrower hereby agree with and undertake to the Security Trustee and each of the Secured Parties that, notwithstanding anything to the contrary contained in any agreement or other document constituting or evidencing the Subordinated Indebtedness, before the Discharge Date the Subordinated Indebtedness and the rights and claims of the Shareholders in relation to the Subordinated Indebtedness are subordinated to the Senior Indebtedness and the respective rights and claims of the Secured Parties in relation to the Senior Indebtedness and accordingly, subject as provided in this Agreement, payments of any amount of the Subordinated Indebtedness (whether in the event of the winding-up of the Borrower or otherwise) are conditional upon all of the Senior Indebtedness having first been fully satisfied and discharged and no payment of any amount of the Subordinated Indebtedness which, but for this Agreement, would otherwise fall due for payment will fall so due, and instead such payment will fall due only if and when the Senior Indebtedness has been fully satisfied and discharged and, if the Subordinated Indebtedness or any part thereof is paid by or on behalf of the Borrower to any Shareholder, that payment shall be forthwith paid over by that Shareholder to the Security Trustee.

(B) Turnover: Without prejudice to the provisions of sub-Clause (A) above, if any amount of Subordinated Indebtedness is discharged or purported to be discharged by payment, repayment, prepayment, set-off or in any other manner in contravention of sub-Clause (A) above or Clause 5 (and, for the avoidance of doubt, any payment of consideration, discount or benefit given or credit terms granted under any of the Excluded Transactions shall be deemed not to be a discharge or purported discharge of any part of the Subordinated Indebtedness), the relevant Shareholder shall:-

          (1) (if the Shareholder actually receives the amount discharged or purported to be discharged) immediately pay it to the Security Trustee for application towards the Senior Indebtedness; and

          (2) (if the Shareholder does not, as a result of discharge by set-off or otherwise, actually receive the amount discharged or purported to be discharged) pay to the Security Trustee an amount equal to that discharged or purported to be discharged.

(C) Application: Any amount received by the Security Trustee from any of the Shareholders, or any person on its behalf, under sub-Clause (A) or (B) above shall be applied in the following manner and order:-

          (1) first, in or towards payment of any costs, charges and expenses incurred by the Security Trustee then due and payable under this Agreement and the other Financing Documents;

          (2) secondly, in or towards payment of the Senior Indebtedness (and in the event that such sums are insufficient to satisfy in full the Senior Indebtedness, such sums shall be paid to the Secured Parties in proportion to their respective shares of the Senior Indebtedness at the time of payment); and

          (3) thirdly, in payment of any surplus to that Shareholder or any other person lawfully entitled thereto.

5.        AGREEMENT BY BORROWER AND SHAREHOLDERS

(A) By Borrower: The Borrower agrees and undertakes that prior to the Discharge Date, it shall not, without the prior consent in writing of the Security Trustee and the Secured Parties:-

          (1) make any loans or advances, whether directly or indirectly, to any of the Shareholders or provide any guarantee, indemnity or security for or in connection with any indebtedness or liabilities of any of the Shareholders or otherwise enter into any transactions with any of the Shareholders other than (a) any transaction on arm's length commercial terms and for valuable consideration or (b) any Excluded Transaction;

          (2)  secure all or any part of the Subordinated Indebtedness;

          (3) redeem, purchase or otherwise acquire any of the Subordinated Indebtedness;

          (4) repay or prepay any, or pay any interest, fees or commissions (but without prejudice to accrual thereof) on, or by reference to, any of the Subordinated Indebtedness otherwise than in accordance with the terms of this Agreement; or

          (5) take or omit to take any action whereby the subordination of the Subordinated Indebtedness or any part thereof to the Senior Indebtedness may be terminated, impaired or adversely affected.

(B) By Shareholders: Except as otherwise expressly provided in this Agreement, none of the Shareholders shall, without the prior consent in writing of the Security Trustee and the Secured Parties, prior to the Discharge Date:-

          (1) ask, demand, sue for, take or receive, directly or indirectly, whether by exercise of set-off, counterclaim or in any other manner, or recover or enforce payment of any Subordinated Indebtedness (provided that, for the avoidance of doubt, nothing under this paragraph (1) shall prohibit any asking, demand, suit for, taking or receipt, or recovery or enforcement of, any payment due by the Borrower under any of the Excluded Transactions);

          (2) take any security from the Borrower or any other person in respect of any Subordinated Indebtedness and any security taken notwithstanding the undertaking in this paragraph (2) shall be held by the relevant Shareholder in trust for the Security Trustee;

          (3) make or enforce any claim or right against the Borrower or prove in competition with the Security Trustee or any Secured Party in respect of the performance of any obligation under this Agreement;

          (4) assign, transfer, sell, charge or purport to assign, transfer, sell, charge or otherwise dispose or purport to dispose of the whole or any part of or any interest in any rights which it may from time to time and for the time being have against the Borrower in respect of the Subordinated Indebtedness; or

          (5) take or omit to take any action whereby the subordination of the Subordinated Indebtedness or any part thereof to the Senior Indebtedness may be terminated, impaired or adversely affected.

6.        REPRESENTATIONS AND WARRANTIES

(A) By Shareholders: Each of the Shareholders severally represents and warrants to and for the benefit of the Security Trustee and each of the Secured Parties that:-

          (1) Status: it is a company duly incorporated and validly existing under the laws of Singapore (in the case of CSM and EDBI) or the Netherlands (in the case of ATE), and has the power and authority to own its assets and to conduct the business which it conducts and/or proposes to conduct;

          (2) Powers: it has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

          (3) Authorisations and Consents: all action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement, (b) to ensure that those obligations are valid, legally binding and enforceable, and (c) to make this Agreement admissible in evidence in the courts of Singapore and the Netherlands have been taken, fulfilled and done;

          (4) Non-Violation of Laws: its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, or exceed any power or restriction granted or imposed by, (a) any law to which it is subject or (b) its Memorandum and Articles of Association;

          (5) Obligations Binding: its obligations under this Agreement are valid, binding and enforceable;

          (6) Non-Violation of Other Agreements: its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, to an extent or in a manner which has or will have a material adverse effect on it, any agreement to which it is a party or which is binding on it or its assets;

          (7) Litigation: no litigation, arbitration or administrative proceeding is current or pending (a) to restrain the entry into, exercise of its rights under and/or performance or enforcement of or compliance with its obligations under this Agreement or (b) which has or will have a material adverse effect on it;

          (8) Winding-up: no meeting has been convened for its winding-up or for the appointment of a receiver, trustee, judicial manager or similar officer of it, its assets or any of them, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding for its winding-up or for the appointment of a receiver, trustee, judicial manager or similar officer of it, its assets or any of them;

          (9) No Default: as far as it is aware after having made all due and proper enquiries, no Event of Default has occurred and is continuing, and it is not in breach of or default under any agreement to an extent or in a manner which has or will have a material adverse effect on it; and

          (10) Repetition: each of the above representations and warranties will be correct and complied with in all material respects at all times up to the Termination Date as if repeated then by reference to the then existing circumstances.

(B) By CSM: CSM further represents and warrants to and for the benefit of the Security Trustee and each of the Secured Parties that:-

          (1) Shareholding: CSM is (either directly or through any one or more of its wholly-owned subsidiaries) the legal and beneficial owner of at least 51 per cent. of the issued share capital of the Borrower;

          (2) Accounts: its audited accounts and consolidated accounts (if any) as at 31st December, 1999 and for the financial year then ended and as delivered to the Security Trustee (with copies of the reports and approvals referred to in (a) below):-

               (a) include such financial statements as are required by the laws of Singapore and, save as stated in the notes thereto, were prepared, audited, examined, reported on and approved in accordance with accounting principles and practices generally accepted in the United States of America and consistently applied and in accordance with the laws of Singapore and its Memorandum and Articles of Association (or other constitutive documents);

               (b) together with those notes, give a true and fair view of its state of affairs and financial condition and operations (or, in the case of consolidated accounts, the consolidated state of affairs and financial condition and operations of CSM and its subsidiaries) as at that date and for the financial year then ended; and

               (c) together with those notes and to the extent required by accounting principles, standards and practices generally accepted in the United States of America disclose or reserve against all liabilities (contingent or otherwise) of the relevant person(s) as at that date and all material unrealised or anticipated losses from any commitment entered into by the relevant person(s) and which existed on that date;

          (3) No Material Adverse Change: there has been no material adverse change in its financial condition or operations since 31st December, 1999 nor in the consolidated financial condition or operations of it and its subsidiaries since that date; and

          (4) Repetition: the representation and warranty in paragraph (1) will be correct and complied with in all respects so long as any sum remains to be lent or remains payable under the Credit Agreement as if repeated then by reference to the then existing circumstances and each of the representations and warranties in paragraphs (2) and (3) will be correct and complied with in all material respects at all times up to the Termination Date as if repeated then by reference to the then existing circumstances.

(C) By EDBI: EDBI further represents and warrants to and for the benefit of the Security Trustee and each of the Secured Parties that EDBI is, on the date of this Agreement, the legal and beneficial owner of not less than 19 per cent. of the issued share capital of the Borrower.

(D) By ATE: ATE further represents and warrants and for the benefit of the Security Trustee and each of the Secured Parties that:-

          (1) Shareholding: at all times up to 13th March, 2001 ATE has an effective shareholding in not less than 30 per cent. of the issued share capital of the Borrower and ATI (either directly or through any one or more of its subsidiaries in which it owns not less than 95 per cent. of the issued share capital of that subsidiary) has an effective shareholding in not less than 30 per cent. of the issued share capital of the Borrower;

          (2) No Material Adverse Change: there has been no material adverse change in the financial condition or operations of ATI since 13th October, 1999; and

          (3) Repetition: the representation and warranty in paragraph (1) will be correct and complied with in all respects so long as any sum remains to be lent or remains payable under the Credit Agreement as if repeated then by reference to the then existing circumstances and the representation and warranty in paragraph
               (2) will be correct and complied with in all material respects at all times up to the Termination Date as if repeated then by reference to the then existing circumstances.

7.        UNDERTAKINGS

(A) By Shareholders: (1) Each of the Shareholders severally undertakes that, at all times prior to the Termination Date:-

          (a) Litigation: it will, as soon as reasonably practicable, deliver to the Security Trustee for distribution to the Secured Parties details of any litigation, arbitration or administrative proceeding which, if to its knowledge had been current or pending at the date of this Agreement, would have rendered the representation and warranty in Clause 6(A)(7) incorrect;

          (b) Other Information: it will, as soon as reasonably practicable, deliver to the Security Trustee for distribution to the Secured Parties such other information relating to its financial condition or business of it as the Security Trustee (or any Secured Party through the Security Trustee) may from time to time reasonably require (except for information of a proprietary nature or which is reasonably regarded by it as confidential); and

          (c) Further Assurance: it will from time to time on reasonable request by the Security Trustee acting on the instructions of the Majority Banks do or procure the doing of all such acts and will execute or procure the execution of all such documents as may be reasonably necessary for giving full effect to this Agreement or securing to the Security Trustee and the Secured Parties the full benefits of all rights, powers and remedies conferred upon the Security Trustee and the Secured Parties in this Agreement.

     (2) Each of the Shareholders severally undertakes that, so long as any sum remains to be lent or remains payable under the Credit Agreement:-

          (a) No Winding-up: it will not propose or vote in favour of any resolution for the winding-up of the Borrower; and

          (b) Dividends: it will exercise all voting rights attaching to the shares in the capital of the Borrower for the time being held by it so as to ensure that the Borrower does not declare or pay any dividend otherwise than in accordance with Clause 16(A)(12) of the Credit Agreement.

(B) By CSM: (1) CSM further undertakes that, so long as any sum remains to be lent or remains payable under the Credit Agreement, it will be (either directly or through any one or more of its wholly-owned subsidiaries) the legal and beneficial owner of at least 51 per cent. of the issued share capital of the Borrower.

     (2) CSM further undertakes that, so long as any sum remains to be lent or remains payable under the Credit Agreement, it will, as soon as available and in any event within 180 days after the end of each of its financial years (beginning with the current one), deliver to the Security Trustee enough copies for the Secured Parties of its audited accounts (both consolidated and unconsolidated) as at the end of and for that financial year.

(C) By EDBI: EDBI further undertakes that, so long as any sum remains to be lent or remains payable under the Credit Agreement it will deliver to the Security Trustee as soon as available and in any event within 180 days after the end of each of its financial years (beginning with the current one), enough copies for the Secured Parties of a statement as to its share capital and reserves as at the end of and for that financial year.

(D) By ATE: (1) ATE undertakes that, at all times up to 13th March, 2001 so long as any sum remains to be lent or remains payable under the Credit Agreement, ATI (either directly or through one or more of its subsidiaries in which it owns not less than 95 per cent. of the issued share capital of that subsidiary) will have an effective shareholding in not less than 30 per cent. of the issued share capital of the Borrower.

     (2)  ATE further undertakes that, at all times prior to the Termination
          Date:-

          (a) Preparation of Accounts: it will ensure that all accounts of ATI to be delivered by it under this Agreement are prepared in such manner that they will:-

               (i) include such financial statements as are required by the laws of the United States of America and, save as stated in the notes thereto, were prepared, audited, examined, reported on and approved in accordance with accounting principles and practices generally accepted in the

                         United States of America consistently applied and in accordance with the laws of the United States of America and its Memorandum and Articles of Association (or other constitutive documents);

               (ii) together with those notes, give a true and fair view of its state of affairs and financial condition and operations (or, in the case of consolidated accounts, the consolidated state of affairs and financial condition and operations of ATI and its subsidiaries) as at that date and for the financial year then ended; and

               (iii) together with those notes and to the extent required by accounting principles, standards and practices generally accepted in the United States of America disclose or reserve against all liabilities (contingent or otherwise) of the relevant person(s) as at that date and all material unrealised or anticipated losses from any commitment entered into by the relevant person(s) and which existed on that date; and

          (b) it will, as soon as available and in any event within 180 days after the end of each of its financial years (beginning with the current one), deliver, or cause to be delivered, to the Security Trustee enough copies for the Secured Parties (on the basis of one copy for each Secured Party) of the published annual report of ATI as at the end of and for that financial year.

8.        PAYMENTS

(A)       Taxes: (1)     All sums payable by the Shareholders under this
Agreement shall be paid (1) free of any restriction or condition, (2) free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of any tax and (3) without deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise.

     (2) If any of the Shareholders or any other person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time deduct or withhold any tax or other amount from any sum paid or payable by, or received or receivable from, that Shareholder under this Agreement, that Shareholder shall pay such additional amount as is necessary to ensure that the Security Trustee or, as the case may be, the Secured Party to which that sum is due, receives on the due date and retains (free from any liability other than tax on its own overall net income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made.

     (3) If any of the Shareholders or any other person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time pay any tax or other amount on, or calculated by reference to, any sum received or receivable by the Security Trustee or, as the case may be, any of the Secured Parties from that Shareholder under this Agreement (except for a payment by the Security Trustee or a Secured Party of tax on its own overall net income), that Shareholder shall pay or procure the payment of that tax or other amount before any interest or penalty becomes payable or, if that tax or other amount is payable and paid by the Security Trustee or any Secured Party, shall reimburse it on demand for the amount paid by it.

     (4) Within 30 days after paying any sum from which it is by law to make any deduction or withholding, and within 30 days after the due date of payment of any tax or other amount which it is required by paragraph (3) above to pay, the relevant Shareholder shall deliver to the Security Trustee evidence reasonably satisfactory to the Security Trustee or, as the case may be, the relevant

Secured Party of that deduction, withholding or payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

     (5) As soon as any of the Shareholders is aware that any such deduction, withholding or payment is required (or any change in any such requirement), that Shareholder shall notify the Security Trustee.

(B) Goods and Services Tax: Each of the Shareholders shall also pay to the Security Trustee and each Secured Party on demand, in addition to any amount payable by that Shareholder under this Agreement, any goods and services, value added or other similar tax payable in respect of that amount (and any reference in this Agreement to that amount shall be deemed to include any such taxes payable in addition to it).

(C)       Refund of Tax Credits: If:-

          (1)  any Shareholder makes a payment under sub-Clause (A)(2) or (3)
               (a "Tax Payment") in respect of a payment to the Security Trustee or any Secured Party under this Agreement; and

          (2) that bank determines in its absolute discretion that it has obtained a refund of tax or obtained and used a credit against tax on its overall net income (a "Tax Credit") which the Security Trustee or that Secured Party in its absolute discretion is able to identify as attributable to that Tax Payment, then, if in its absolute discretion it can do so without any adverse consequences for the Security Trustee or, as the case may be, that Secured Party, the Security Trustee or, as the case may be, that Secured Party shall reimburse that Shareholder such amount as the Security Trustee or, as the case may be, that Secured Party in its absolute discretion determines to be such proportion of that Tax Credit as will leave the Security Trustee or, as the case may be, that Secured Party (after that reimbursement) in no better or worse position in respect of its worldwide tax liabilities than it would have been in if no Tax Payment had been required. The Security Trustee or any Secured Party shall have an absolute discretion as to whether to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under this sub-Clause (C) (and, if so, what amount and when). Neither the Security Trustee nor any Secured Party shall be obliged to disclose any information regarding its tax affairs and computations.

(D) Currency Indemnity: (1) Any amount received or recovered by the Security Trustee or any Secured Party in respect of any sum expressed to be due to it from any Shareholder under or in connection with this Agreement in a currency (such currency being referred to as the "Relevant Currency") other than the currency in which such sum is expressed to be due under this Agreement (such currency being referred to as the "Currency of Account") whether as a result of, or of the enforcement of, a judgment or order of a court or tribunal of any jurisdiction, in the winding-up of that Shareholder or otherwise, shall only constitute a discharge to that Shareholder to the extent of the amount in the Currency of Account which the recipient is able, in accordance with its usual practice, to purchase with the amount of the Relevant Currency so received or recovered on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

     (2) If that amount in the Currency of Account is less than the amount of the Currency of Account due to the recipient under or in connection with this Agreement, that Shareholder shall indemnify it against any loss sustained by it as a result. In any event, that Shareholder shall indemnify the recipient against the cost of making any such purchase. For the purpose of this sub-Clause (D), it will be sufficient for the recipient to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

     (3) Each of the indemnities in this sub-Clause (D) constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Security Trustee, any Arranger and/or any Secured Party and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

9.        NATURE OF RIGHTS AND OBLIGATIONS

(A) No Release: The obligations of the Shareholders under this Agreement (excluding, for the avoidance of doubt, any obligation of the Shareholders under this Agreement which has been discharged) shall not be discharged, impaired or otherwise affected by any act, omission, matter or thing which, but for this sub-Clause (A), may operate to release or otherwise exonerate any of the Shareholders from its obligations under this Agreement in whole or in part, including without limitation and whether or not known to it or any other person:-

          (1)  any variation in or to the Project;

          (2) any time, indulgence, concession waiver or consent at any time given by the Security Trustee and/or any of the Secured Parties in respect of the Senior Indebtedness or any part thereof or to the Borrower, any Shareholder or any other person;

          (3) any amendment or supplement to any provision of any Financing Document or any other agreement, security, guarantee or indemnity;

          (4) the making or the absence of any demand on the Borrower, any Shareholder or any other person for payment;

          (5) the enforcement or absence of enforcement of or release of any of the Financing Documents or any other agreement, security, guarantee or indemnity held in respect of the Senior Indebtedness;

          (6) the winding-up, insolvency or bankruptcy of the Borrower, any Shareholder or any other person;

          (7) the illegality, invalidity or unenforceability of or any defect in any provision of any Financing Document or any other agreement, security, guarantee or indemnity or any of the obligations of the Borrower, any Shareholder or any other person thereunder, whether on the grounds of ultra vires, not being in the interests of the Borrower or any other person, not having been duly authorised, executed or delivered by the Borrower or any other person or for any reason whatsoever; or

          (8) any other act, event or omission which but for this provision would or might operate to impair or discharge the obligations of any Shareholder under this Agreement.

(B) Continuing Obligations: The obligations of the Shareholders and the Borrower under this Agreement are continuing obligations, will not be discharged by any intermediate payment and will remain in full force and effect until the obligations have been fulfilled (for the avoidance of doubt, nothing in this sub-Clause (B) shall affect any obligations of the Borrower or any Shareholder which has been discharged by the due and proper performance by the Borrower or such Shareholder of such obligations).

(C) Reinstatement: (1) Any settlement or discharge between the Security Trustee or any of the Secured Parties and any of the Shareholders shall be conditional upon no security or payment to the Security Trustee or such Secured Party by the Borrower or any other person being avoided or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or winding-up for the time being in force or by virtue of any obligation to give effect to any preference or priority and the Security Trustee or such Secured Party (as the case may be) shall be entitled to recover the value or amount of any such security or payment from that Shareholder subsequently as if such settlement or discharge had not occurred.

     (2) Without prejudice to the provisions of paragraph (1) above, where any discharge (whether in respect of the obligations of any Shareholder or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on bankruptcy, insolvency or winding-up or otherwise without limitation, the liability of the Shareholders under this Agreement shall, unless the Security Trustee and the Secured Parties agree otherwise, continue as if the discharge or arrangement, as the case may be, had not occurred.

(D) Failure by Shareholder: The failure of a Shareholder or the Borrower to perform or comply with any of its obligations under this Agreement shall not release any other Shareholder or the Borrower of its obligations under this Agreement.

(E) Immediate Recourse: Each Shareholder waives any right which it may have of first requesting the Security Trustee or any of the Secured Parties to proceed against or enforce any other rights or security or claim payment from the Borrower, any other Shareholder or any other person before claiming from the Shareholder under this Agreement.

(F) Additional Security: This Agreement shall be in addition to and shall not in any way be prejudiced by any other security now or hereafter held by the Security Trustee or any Secured Party as security for the obligations of the Borrower under the Credit Agreement.

10.       EXPENSES

(A) By Shareholders: Each of the Shareholders shall pay on demand all costs and expenses (including legal expenses on a full indemnity basis) reasonably incurred by the Security Trustee and/or any of the Secured Parties in protecting or enforcing any rights against it under this Agreement.

(B) By Borrower: The Borrower shall pay on demand all costs and expenses (including legal expenses on a full indemnity basis) reasonably incurred by the Security Trustee and/or any of the Secured Parties in protecting or enforcing any rights against it under this Agreement.

11.       BENEFIT OF AGREEMENT

(A) Shareholders/Borrower: The Borrower may not assign or transfer any of its rights, benefits or obligations under this Agreement. None of the Shareholders may assign or transfer any of their respective rights, benefits or obligations under this Agreement other than in the following manner and upon the following terms:-

         (1) in the case of EDBI, it may transfer all of its rights, benefits and obligations under this Agreement to any of its wholly-owned subsidiaries which has acquired all the shares owned by EDBI in the Borrower, provided that (a) the transferee shall have agreed in writing to the other parties to this Agreement to assume all the obligations of EDBI under this Agreement and (b) EDBI and the transferee shall have undertaken to the other parties to this Agreement to ensure that, in the event that the transferee ceases to be a wholly-owned subsidiary of EDBI, the transferee shall transfer all its rights, benefits and obligations under this Agreement to EDBI or a wholly-owned subsidiary of EDBI; and

         (2) in the case of ATE, it may transfer all of its rights, benefits and obligations under this Agreement to an ATI Entity (provided that, at the time of such transfer, ATI owns at least 95 per cent. of the issued share capital of such ATI Entity) which has acquired all the shares owned by ATE in the Borrower, provided that (a) such ATI Entity shall have undertaken to the other parties to this Agreement to assume all the obligations of ATE under this Agreement and (b) ATE and such ATI Entity shall have undertaken to the other parties to this Agreement to ensure that, in the event ATI ceases to own at least 95 per cent. of the issued share capital of such ATI Entity, such ATI Entity shall transfer all its rights, benefits and obligations under this Agreement to ATI, ATE or another ATI Entity (of which ATI owns at least 95 per cent. of its issued share capital).

(B) Security Trustee/Secured Parties: (1) Each of the Security and the Secured Parties may assign all or part of its rights under this Agreement without the consent of any party to any assignee or transferee under the Credit Agreement (but the assignor shall give to the Borrower prior notice of such assignment or transfer). Any such assignee shall be entitled to the full benefit of this Agreement to the same extent as if it were an original party in respect of the rights assigned to it.

     (2) None of the Shareholders and the Borrower shall be liable for any costs or expenses which may be incurred in connection with any assignment or transfer of any of the rights of the Security Trustee or any of the Secured Parties under this Agreement.

(C) Disclosure of Information: The Security Trustee or any of the Secured Parties may disclose on a confidential basis to any other party to the Financing Documents or any of its other branches or its headquarters or to an actual or potential New Bank, assignee, sub-participant or the like such information about the Borrower, any Shareholder or any other person as it may think fit and may disclose to such party such information about the Borrower or any of the Shareholders with the prior consent in writing of the Borrower or, as the case may be, such Shareholder (Provided that, at any time and from time to time after the making of a declaration under Clause 17(B) of the Credit Agreement, (1) no such consent will be required for any such disclosure and (2) the Security Trustee or the relevant Secured Party making any such disclosure shall, if practicable, consult with the Borrower or, as the case may be, such Shareholder prior to making any such disclosure and shall consider in good faith any request from the Borrower or, as the case may be, such Shareholder to the Security Trustee or such Secured Party not to make any such disclosure or to delay making any such disclosure).

(D) Limitation on Certain Obligations: If, at the time of any assignment or transfer by a Secured Party, circumstances exist which would oblige any Shareholder to pay to the assignee or transferee under Clause 8(A) any sum in excess of the sum (if any) which it would have been obliged to pay to that

Secured Party under that Clause in the absence of that assignment or transfer, that Shareholder shall not be obliged to pay that excess.

12.       WAIVERS

          No failure on the part of the Security Trustee or any of the Secured Parties to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).

13.       COMMUNICATIONS

(A) Addresses: Each communication under this Agreement shall be made by fax, telex or otherwise in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to that party at the fax number, telex number or address, and marked for the attention of the person (if any), from time to time designated by that party to the Security Trustee (or, in the case of the Security Trustee, by it to each other party) for the purpose of this Agreement. The initial fax number, telex number, address and person (if any) so designated by each party are set out against its name at the end of this Agreement.

(B) Deemed Delivery: Any communication under this Agreement shall be deemed to have been received (if sent by fax or telex) on the day of despatch or (in any other case) when left at the address required by sub-Clause (A) above or within five days after being sent by prepaid post (by airmail if to another country) addressed to it at that address.

14.       PARTIAL INVALIDITY

          The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

15.       GOVERNING LAW AND JURISDICTION

(A) Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

(B) Singapore Courts: For the benefit of the Security Trustee and each Secured Party, all the parties irrevocably agree that the courts of Singapore are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings") may be brought in those courts and each of the Borrower and the Shareholders irrevocably submits to the jurisdiction of those courts.

(C) Other Competent Jurisdiction: Nothing in this Clause shall limit the right of the Security Trustee and/or any Secured Party to take Proceedings against the Borrower or any of the Shareholders in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the Security Trustee and/or any Secured Party from taking Proceedings in any other jurisdiction, whether concurrently or not.

(D) Venue: Each of the Borrower and the Shareholders irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this Clause and any claim that any such Proceedings have been brought in an inconvenient forum.

(E) Service of Process: ATE irrevocably appoints Agilent Technologies Singapore Pte Ltd (now of 438, Alexandra Road, #11-01/04, Alexandra Point, Singapore 119958, Attention: The Regional Legal Counsellor) to receive, for it and on its behalf, service of process in any Proceedings in Singapore. Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by ATE). If for any reason the process agent ceases to be able to act as such or no longer has an address in Singapore, ATE irrevocably agrees to appoint a substitute process agent acceptable to the Security Trustee, and to deliver to the Security Trustee a copy of the new agent's acceptance of that appointment, within 30 days. Nothing shall affect the right to serve process in any other manner permitted by law.

(F) Consent to Enforcement, etc.: Each of the Borrower and the Shareholders irrevocably and generally consents in respect of any Proceedings anywhere to the giving of any relief or the issue of any process in connection with those Proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those Proceedings.

(G) Waiver of Immunity: Each of the Borrower and the Shareholders irrevocably agrees that, should the Security Trustee or any Secured Party take any Proceedings anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those Proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on its behalf or with respect to its assets, any such immunity being irrevocably waived. Each of the Borrower and the Shareholders irrevocably agrees that it and its assets are, and shall be, subject to such Proceedings, attachment or execution in respect of its obligations under this Agreement.

          I N   W I T N E S S   W H E R E O F  this  Agreement  has  been
entered into on the date stated at the beginning.

The Shareholders

The Common Seal of                      )
CHARTERED SEMICONDUCTOR                 )
 MANUFACTURING LTD                      )                           affixed seal
was hereunto affixed                    )
in the presence of:-                    )



         Sd. Lim Ming Seong             Director
----------------------------------------



         Sd. Nancy Tan See Sin          [Director]/Secretary
----------------------------------------



60, Woodlands Industrial Park D,
Street 2,
Singapore 738406.


Fax Number: 3622909
Attention: Legal Department




The Common Seal of                      )
EDB INVESTMENTS PTE LTD                 )                           affixed seal
was hereunto affixed                    )
in the presence of:-                    )




       Sd. Philip Yeo Liat Kok          Director
----------------------------------------



       Sd. Ho Tze Wei Monica            [Director]/Secretary
----------------------------------------


250, North Bridge Road,
#27-04, Raffles City Tower,
Singapore 179101.

Fax Number: 3362503
Attention: General Manager
Signed, Sealed and Delivered                 )
by   Sd. Antoine Pierre Chavan          )
  --------------------------------------
for and on behalf of                         )                      affixed seal

AGILENT TECHNOLOGIES EUROPE B.V.        )
in the presence of:- Anne Jaquenod      )

                    Sd. Anne Jaquenod

Startbaan 16,
1187 XR Amstelveen - Postbus 412
1180 AK Amstelveen
The Netherlands.

with copy to:-

European Legal Counsel
Agilent Technologies Europe B.V.,
Meyrin Branch,
39, rue de Veyrot,
CH-1217 Meyrin 1/Switzerland.

Fax Number: 41 22 780 6952
Attention: The European Legal Counsel


The Borrower

The Common Seal of                      )
CHARTERED SILICON PARTNERS PTE LTD      )                           affixed seal
was hereunto affixed                    )
in the presence of:-                    )



          Sd. Chia Song Hwee            Director
----------------------------------------


          Sd. Nancy Tan See Sin         [Director]/Secretary
----------------------------------------

60, Woodland Industrial Park D,
Street 2,
Singapore 738406.

Fax Number: 3604970
Attention: Legal Department

The Security Trustee

Signed, Sealed and Delivered by         )
Ronald Low and Paul Hodgson as          )    Sd. Ronald Low
attorneys for and on behalf of          )                           affixed seal
ABN AMRO BANK N.V.,                     )
 SINGAPORE BRANCH                       )    Sd. Paul Hodgson
in the presence of:- Pauline Low        )

                                             Sd. Pauline Low

63, Chulia Street, 5th Floor,
Singapore 049514.

Fax Number: 536 7816
Telex Number: RS 24396
Attention: Ms Sally Loh / Ms Patricia Teo